CUSIP NO. 452439102	13 G	Page 7 of 7 Pages

EXHIBIT A

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, no par value, of Image Entertainment, Inc., a California corporation, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 2 day of May, 2003.

STANDARD BROADCASTING CORPORATION LIMITED

By:	/s/ David Coriat David Coriat, Its Executive Vice President

/s/ ALLAN SLAIGHT ALLAN SLAIGHT